Exhibit 21.1

SUBSIDIARIES

Name:		Jurisdiction of Organization
1.	Endeavour Operating Corporation,
	formerly NSNV, Inc.	Delaware
2.	Endeavour Energy UK Limited	England and Wales
3.	Endeavour Energy Norge AS	Norway
4.	Endeavour Norge AS	Norway
5.	PHT Partners, L.P.	Delaware
6.	PHT Holding GP, LLC	Texas